Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2023, relating to the financial statements and financial statement schedules of Berkshire Hathaway Energy Company appearing in the Annual Report on Form 10-K of Berkshire Hathaway Energy Company for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
December 29, 2023